Exhibit 99.1
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST
ANNOUNCES RESULTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2010

Great Neck, New York – May 6, 2010 – BRT REALTY TRUST (NYSE:BRT) today announced its results of operations for the three and six months ended March 31, 2010.  For the three months ended March 31, 2010, BRT reported total revenues of $2,027,000 and a net loss of $1,357,000, or a per share net loss of $.10 on a diluted basis.  This compares with total revenues of $3,100,000 and a net loss of $42,336,000, or a per share net loss of $3.62 on a diluted basis for the three months ended March 31, 2009.  The prior year’s quarter gives effect to $17,530,000 of provisions for loan losses ($1.50 per share) and total impairment charges of $20,750,000 ($1.78 per share).  The weighted average number of common shares outstanding on a diluted basis for the quarters ended March 31, 2010 and 2009 is 14,090,229 and 11,682,037, respectively.

For the six months ended March 31, 2010, BRT reported total revenues of $3,908,000 and a net loss of $3,878,000, or a per share net loss of $.28 on a diluted basis.  In the six months ended March 31, 2009, BRT reported total revenues of $ 8,002,000 and a net loss of $45,959,000, or a per share net loss of $3.93 on a diluted basis.  The prior year six month period gives effect to $17,530,000 of provisions for loan losses ($1.50 per share) and total impairment charges of $24,250,000 ($2.07 per share).  The weighted average number of common shares outstanding on a diluted basis for the six months ended March 31, 2010 and 2009 is 13,647,654 and 11,688,473, respectively.

Commenting on the results of operations for the three month period ended March 31, 2010 as compared with the three month period ended March 31, 2009, Jeffrey Gould, President and Chief Executive Officer of BRT noted the following:

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Revenues declined by $1,073,000, or 35%, the result of a $75.7 million decline in the average balance of performing loans outstanding.  This decline is due to reduced loan originations caused by a reduced demand for our short term bridge loans and our conservatism in originating loans due to concerns about the ability of borrowers to repay loans in the current economic and credit environment.  Offsetting this decline in part was a $504,000 increase in rental revenues from real estate properties, due primarily to revenues derived from our Newark Joint Venture.

▪
Total expenses declined $19,604,000, or 84%, due to the fact that no loan loss provisions or impairment charges were required in the current quarter. The Trust also benefited from a decline in interest expense due to the restructuring and partial redemption of its junior subordinated notes in the prior fiscal year. Offsetting these declines was an increase in real estate operating expenses, due primarily to expenses incurred at our Newark Joint Venture.

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Discontinued operations, which represent the operations, impairment charges and gains on sale of assets held for sale increased from a loss of $ 20,215,000 in the prior three month period to a loss of $114,000 in the current three month period.  The prior three month period contained impairment charges of $19,600,000.  There were no impairment charges required in the current quarter.

For the six month period ended March 31, 2010, as compared to the six month period ended March 31, 2009, Mr. Gould commented that:

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Revenues declined $4,094,000, or 51%, the result of a $97 million decline in the average balance of performing loans outstanding.  Offsetting this decline in part was a $1,012,000 increase in rental revenues from real estate properties, due primarily to revenues derived from our Newark Joint Venture.

▪
Total expenses declined $17,554,000, or 63%, due to the fact that loan loss provisions declined $14,365,000 and no real estate impairment charges were required in the current six month period. The Trust also benefited from a decline in interest expense due to the restructuring of its subordinated junior notes in the prior fiscal year. Offsetting these declines, in part, was an increase in real estate operating expenses, due primarily to expenses incurred at our Newark Joint Venture.

▪
Discontinued operations, which represent the operations, impairment charges and gains on sale of assets held for sale, increased from a loss of $ 24,298,000 in the six months ended March 31, 2009, to a loss of $12,000 in the six months ended March 31, 2010.  The prior six month period contained impairment charges of $23,100,000 while the current six month period contained only $745,000 of impairment charges.

Mr. Gould commented that, “the activities of BRT over approximately the past two years have concentrated on the resolution of our problem loans, and since most of our problems appear to be behind us, we are now refocusing our efforts on our primary business of short-term bridge lending.”  He commented further that “we are seeing an increased level of interest in our lending products but are moving conservatively in our origination activities. In the current six month period we originated $10,525,000 of new loans. At March 31, 2010, we have cash on hand and available-for-sale securities of $57,271,000, which allows us to take advantage of lending opportunities that present themselves as the general economy improves and as the level of real estate transactions and real estate development picks up.”

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding lending activities and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including our loan origination activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg – (516) 466-3100

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2010	2009	2010	2009

Revenues	$2,027	$3,100	$3,908	$8,002

Provision for loan loss	-	17,530	3,165	17,530
Impairment Charges	-	1,150	-	1,150
Other expenses	3,675	4,599	7,042	9,081
Expenses	3,675	23,279	10,207	27,761

Total revenues less total expenses	(1,648)	(20,179)	(6,299)	(19,759)

Equity in earnings of unconsolidated ventures	35	(2,171)	110	(2,087)
Gain on sale of joint venture interests	-	271	-	271
Gain on sale of available-for-sale securities	-	-	1,586	-
Loss from continuing operations	(1,613)	(22,079)	(4,603)	(21,575)

Discontinued operations:
Loss from operations	(136)	(644)	(542)	(1,227)
Impairment Charges	-	(19,600)	(745)	(23,100)
Gain on sale of real estate assets	22	29	1,275	29
Discontinued operations	(114)	(20,215)	(12)	(24,298)

Net loss	(1,727)	(42,294)	(4,615)	(45,873)

Less: net loss (income) attributable to noncontrolling interest	370	(42)	737	(86)

Net loss attributable to common shareholders	$(1,357)	$(42,336)	$(3,878)	$(45,959)

Basic and diltued per share amounts attributable to common shareholders:

(Loss) income from continuing operations	$(0.09)	$(1.89)	$(0.28)	$(1.85)
Discontinued operations	(0.01)	(1.73)	(0.00)	(2.08)
Basic and diluted loss per share	$(0.10)	$(3.62)	$(0.28)	$(3.93)

Amounts attributable to BRT Realty Trust
Loss from continuing operations	$(1,243)	$(22,121)	$(3,866)	$(21,661)
Discontinued operations	(114)	(20,215)	(12)	(24,298)
Net loss	$(1,357)	$(42,336)	$(3,878)	$(45,959)

Weighted average number of
common shares outstanding:
Basic and diluted	14,090,229	11,682,037	13,647,654	11,688,473